Exhibit 99.1

CORELOGIC NAMES NEW INDEPENDENT DIRECTOR

Irvine, Calif., June 17, 2020 - CoreLogic (NYSE: CLGX), a leading global property information, analytics and data-enabled solutions provider, today announced that its Board of Directors has elected Pamela Hughes Patenaude, prominent housing and community development public policy expert and former Deputy Secretary of the U.S. Department of Housing and Urban Development (HUD) to the Board effective June 17, 2020. Patenaude fills the vacancy resulting from the retirement of Mary Lee Widener, former President & CEO of Neighborhood Housing Services of America, Inc., a nonprofit housing agency, who served on the Company’s Board since 2010.

Patenaude, 59, joins CoreLogic’s Board after a successful career in both the public and private sectors. Patenaude most recently served as the Deputy Secretary of HUD from 2017 to 2019 where she managed the day-to-day operations of the $52 billion cabinet level agency with a diverse portfolio of federal housing and community development programs and over 7,000 employees nationwide. Following Hurricanes Harvey and Maria, Patenaude oversaw the $37 billion disaster program supporting the long-term recovery efforts in Puerto Rico; Texas; Florida; Hawaii; U.S. Virgin Islands; California; North Carolina and South Carolina. From 2001 to 2007, Patenaude served as Assistant Secretary for Community Planning and Development at HUD, where she administered more than $8 billion in housing and community development funds. She also played a significant role in the Department’s efforts to rebuild the Gulf Coast region following Hurricanes Katrina and Rita by providing direct oversight of $17 billion in disaster recovery funds. Patenaude also served as HUD’s Assistant Deputy Secretary for Field Policy and Management.

In addition to her public service, Patenaude served as the President of the J. Ronald Terwilliger Foundation for Housing America’s Families, a national nonprofit, education and research organization dedicated to illuminating America’s affordable housing crisis. Before co-founding the Terwilliger Foundation, she was the Director of Housing Policy for the Bipartisan Policy Center, where she successfully led a 21-person commission to present a new direction for national housing policy. Patenaude served as Executive Vice President of the Urban Land Institute (ULI) and Founding Executive Director of the ULI Terwilliger Center for Workforce Housing. Patenaude currently serves on the Board of Habitat for Humanity International, the Bipartisan Policy Center and is also a Trustee of the Homebuilders Institute (HBI). In addition, she serves as a Board Member of the FDIC Advisory Committee on Economic Inclusion.

Patenaude earned a Bachelor of Science degree from Saint Anselm College and a Master of Science degree in Community Economic Development from Southern New Hampshire University.
“Pam Patenaude is a tremendous addition to the CoreLogic Board of Directors. Pam’s successful and distinguished career focused on housing policy and community development adds unique and relevant insight and expertise which we expect will be invaluable as we continue to expand and grow CoreLogic’s role as a leading global property information, analytics and data-enabled solutions provider,” said Chairman of the Board, Paul Folino. “Mary Lee Widener has graced our Board with her unique prospective and insights on housing policy and expanding homeownership since our launch and we wish her a wonderful retirement.”
About CoreLogic
CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, acquire and protect their homes. For more information, please visit www.corelogic.com.

Exhibit 99.1

CORELOGIC and the CoreLogic logo are trademarks of CoreLogic, Inc. and/or its subsidiaries.
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